Exhibit 1.A (5)(a

            Specimen Flexible Premium Variable Life Insurance Policy

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                       Administrative Office: P.O.Box 5068
                         Clearwater, Florida 34618-5068
                                  813-585-6565
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IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The
Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

            /s/ WILLIAM H. GEIGER           /s/ JOHN R. KENNEY
            ---------------------           ------------------
                Secretary                       President

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                             RIGHT TO EXAMINE POLICY

   The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 34618 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

   1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus
   2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
   3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

   If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.
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                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  NetSurrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

                                  POLICY GUIDE


POLICY SCHEDULE..........................................................     3

TABLE OF SURRENDER CHARGES...............................................     3A

RIDER INFORMATION........................................................     4

TABLE OF GUARANTEED RATES................................................     4A

DEFINITIONS..............................................................     5

GENERAL PROVISIONS.......................................................     6

DEATH BENEFIT PROVISIONS.................................................     8

PREMIUM PROVISIONS.......................................................     9

SEPARATE ACCOUNT PROVISIONS..............................................    10

POLICY VALUE PROVISIONS..................................................    11

SETTLEMENT OPTIONS.......................................................    15



                                  ENDORSEMENTS


                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                 POLICY SCHEDULE

PRIMARY INSURED:         JOHN DOE              POLICY NUMBER:            01-12345678

ISSUE AGE AND SEX:       35 - MALE             POLICY DATE:              DEC 01, 1996

SPECIFIED AMOUNT:        $ 200,000             RECORD DATE:              DEC 01, 1996

OPTION TYPE:             B                     NO LAPSE DATE:            DEC 01, 2016

PLANNED PREMIUM:         $2,400.00             MATURITY DATE:            DEC 01, 2056

PAYMENT FREQUENCY:       ANNUALLY              MINIMUM MONTHLY
                                               GUARANTEE PREMIUM:        $  93.29

INITIAL PREMIUM:         $ 2,400.00


RATE CLASS:                                    ULTIMATE STANDARD

MINIMUM SPECIFIED AMOUNT:                      $ 50,000.00

SEPARATE ACCOUNT PROVISIONS

   SEPARATE ACCOUNT:                           WRL SERIES LIFE ACCOUNT

   MORTALITY AND EXPENSE RISK CHARGE:          .00002455

POLICY VALUE PROVISIONS

   NET PREMIUM FACTOR

     POLICY YEARS 1-10                         94.00%

     POLICY YEARS 11 +                         97.50%

   COLLECTION FEE:                             $3.00 PER PAYMENT

   MONTHLY POLICY CHARGE

     INITIAL (GUARANTEED FOR THE FIRST
     POLICY YEAR):                             $ 5.00

     GUARANTEED:                               $ 7.50

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA


                           POLICY SCHEDULE (Continued)


POLICY NUMBER:          01-12345678




                           TABLE OF SURRENDER CHARGES
              PER $ 1,000 OF SPECIFIED AMOUNT AS OF THE POLICY DATE
                  (APPLICABLE SPECIFIED AMOUNT EQUALS $200,000)


     END OF YEAR*      SURRENDER CHARGE        END OF YEAR      SURRENDER CHARGE

       AT ISSUE              16.48                  9                 9.89
          1                  16.48                 10                 8.24
          2                  16.48                 11                 6.59
          3                  16.48                 12                 4.94
          4                  16.48                 13                 3.30
          5                  16.48                 14                 1.65
          6                  14.83                 15                 0.00
          7                  13.18                 16+                0.00
          8                  11.54



* THE SURRENDER CHARGE ON ANY DATE OTHER THAN AN ANNIVERSARY WILL BE INTERPOLATED BETWEEN THE TWO END OF YEAR CHARGES.

                                    Page 3A

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA




POLICY NUMBER:          01-12345678


                                RIDER INFORMATION



NONE

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA


                           POLICY NUMBER: 01-12345678

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES


GUARANTEED RATE BASIS FOR INITIAL SPECIFIED AMOUNT ON PRIMARY INSURED

     COMMISSIONERS 1980 STANDARD ORDINARY SMOKER AND NONSMOKER MORTALITY TABLE MALE LIVES
     SMOKERS CLASSIFICATION

ANNUAL COST OF INSURANCE RATES PER $1,000

MONTHLY COST OF INSURANCE CALCULATIONS WILL USE ONE-TWELFTH OF THESE RATES


    ATTAINED AGE          ANNUAL RATE         ATTAINED AGE         ANNUAL RATE

         35                   2.63                 36                  2.81
         37                   3.04                 38                  3.30
         39                   3.60                 40                  3.94
         41                   4.34                 42                  4.75
         43                   5.22                 44                  5.71
         45                   6.27                 46                  6.83
         47                   7.44                 48                  8.08
         49                   8.80                 50                  9.56
         51                  10.44                 52                 11.42
         53                  12.54                 54                 13.80
         55                  15.14                 56                 16.59
         57                  18.09                 58                 19.69
         59                  21.35                 60                 23.19
         61                  25.26                 62                 27.59
         63                  30.23                 64                 33.14
         65                  36.29                 66                 39.57
         67                  43.01                 68                 46.55
         69                  50.32                 70                 54.48
         71                  59.09                 72                 64.33
         73                  70.23                 74                 76.66
         75                  83.77                 76                 91.10
         77                  98.52                 78                105.91
         79                 113.49                 80                121.59
         81                 130.41                 82                140.20
         83                 151.03                 84                162.49
         85                 174.20                 86                185.78
         87                 197.06                 88                209.37
         89                 221.52                 90                233.69
         91                 246.12                 92                259.33
         93                 276.30                 94                298.15

                                    Page 4A


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                                   DEFINITIONS


ACCOUNTS. Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE. Issue Age refers to the age on the Insured's birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY. The same day and month as the Policy Date for each succeeding year the Policy remains In Force.

BENEFICIARY. The person or persons specified by the Owner to receive the Death Benefit Proceeds upon Your death.

DEATH BENEFIT PROCEEDS. The amount payable upon Your death in accordance with the Death Benefit Provisions.

FIXED ACCOUNT.  Allocation option(s) other than the Separate Account.

IN FORCE. Condition under which the coverage is active and the Insured's life remains insured.

INITIAL PREMIUM. The amount which must be paid before coverage begins. The amount is shown on the Policy Schedule Page.

MATURITY DATE. The date when coverage under the Policy will terminate if the Primary Insured is living and the Policy is In Force.

MONTHIVERSARY. The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM. The portion of the premium available for allocation as set forth in the Policy Value Provisions.

NET SURRENDER VALUE. The amount payable upon surrender in accordance with the Policy Value Provisions of this Policy.

NO LAPSE DATE. The date, as set forth on the Policy Schedule Page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.

OFFICE. Refers to Our administrative office located in Clearwater, Florida.

POLICY DATE. The date coverage is effective and monthly deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.

RECORD DATE. The date the Policy is recorded on Our books as an In Force Policy. The Record Date is shown on the Policy Schedule Page.

RIDER. Any attachment to this Policy which provides additional coverages or benefits.

SEC. The United States Securities and Exchange Commission.

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SEPARATE ACCOUNT. A separate investment account shown on the Policy Schedule
Page which is composed of several subaccounts established to receive and invest Net Premiums under the Policy.

SERIES FUND. A designated mutual fund from which each Subaccount of the Separate Account will buy shares.

SUBACCOUNT. A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Series Fund portfolio.

TERMINATION. Condition when the Insured's life is no longer insured under the coverage provided.

VALUATION DATE. Any day We are required by law to value the assets of the Separate Account.

VALUATION PERIOD. The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE. Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative office.


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                               GENERAL PROVISIONS

THE POLICY. This Policy is issued in consideration of the attached application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP. This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent owner is named.

We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT. This Policy may be assigned. We will not be bound by any assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at Our Office and accepted by Us. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Policy shall be incontestable after it has been In Force, while You are still alive, for two years from the Policy Date.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE. If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

ISSUE AGE AND SEX. If Your date of birth or sex is not correctly stated, the death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT. We will send a report to the Owner at least once each year. It will show for the Policy:

   1.  The current cash value;              4.  Any current policy loans;
   2.  The current net surrender value;     5.  Activity since the last report;
   3.  The current death benefit;           6.  Projected values.

Additional activity within each Subaccount showing investment experience will also be provided.

TERMINATION.  This Policy will terminate on the earliest of:

   1.  The Maturity Date;                   3.  The end of the grace period;
   2.  The date of Your death;              4.  The date of surrender.

POLICY PAYMENT. All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

   1.  The New York Stock Exchange is closed; or
   2.  The SEC requires that trading be restricted or declares an emergency; or
   3.  The SEC allows Us to defer payments to protect Our policyowners.

We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

CONVERSION RIGHTS. At any time upon written request within the first two policy years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF PROCEEDS. Unless the Owner directs by filing Written Notice, no Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

                           DEATH BENEFIT PROVISIONS

DEATH BENEFIT. The death benefit is based upon the Specified Amount, Option Type and the Limitation Percentage applicable at time of death.

SPECIFIED AMOUNT. The Specified Amount is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE. The Option Type is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greater of:

   1. the Specified Amount; or
   2. the Limitation Percentage times the cash value of this Policy on the date of Your death.

If Option Type B is in effect, the death benefit is the greater of:

   1. the Specified Amount plus the cash value of this Policy on the date of Your death; or
   2. the Limitation Percentage times the cash value of this Policy on the date of Your death.

If Option Type C is in effect, the death benefit is the greater of:

   1. the Option Type A benefit; or
   2. the Specified Amount times the factor K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:
            a.  1; or
            b.  .04 times (95 minus Your Attained Age at death).

LIMITATION PERCENTAGE. The Limitation Percentage is a percentage based on Your Attained Age at the beginning of the policy year equal to:

        ATTAINED AGE           LIMITATION PERCENTAGE
        -------------          --------------------------------------
        40 and under           250%
        41 through 45          250% minus 7% for each age over age 40
        46 through 50          215% minus 6% for each age over age 45
        51 through 55          185% minus 7% for each age over age 50
        56 through 60          150% minus 4% for each age over age 55
        61 through 65          130% minus 2% for each age over age 60
        66 through 70          120% minus 1% for each age over age 65
        71 through 75          115% minus 2% for each age over age 70
        76 through 90          105%
        91 through 95          105% minus 1% for each age over age 90

CHANGES. The Owner may change the Option Type or decrease the Specified Amount after the third policy year by Written Notice. Either one change or one decrease may be allowed within each policy year. Increases in Specified Amount are not permitted. The change will be effective on the first Monthiversary on or next following the day We receive the request. No change in the type of death benefit will be allowed if the resulting Specified Amount would be less than the minimum Specified Amount shown on the Policy Schedule Page.

On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the Monthly Cost of Insurance on the effective date of change under the new Option Type will be equal to the Monthly Cost of Insurance under the prior Option Type. Upon such change, the Owner will be notified by Us of the new Specified Amount.

We reserve the right to limit any decrease in the Specified Amount to no more than 20% of the then current Specified Amount. Any decrease will become effective on the first Monthiversary on or next following the day We receive the request. A decrease may not be allowed if: (a) the Specified Amount after any requested decrease would be less than the minimum Specified Amount shown on the Policy Schedule Page; or (b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations; or (c) the decrease will cause the Policy to enter the grace period.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds is the amount payable by Us under this Policy provided this Policy has not terminated prior to Your death. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

   1. The death benefit; minus
   2. Any monthly deductions due during the grace period; minus
   3. Any outstanding policy loan; plus
   4. Any unearned loan interest.

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                               PREMIUM PROVISIONS

PAYMENT. The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

PREMIUMS. The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

   1. The amount is below Our current minimum payment requirement; or
   2. The premium would increase the death benefit by more than the amount of the premium; or
   3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any riders will terminate without value at the end of the grace period.

Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, and minus any pro rata decrease charge deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated. The reinstatement is subject to:

   1. Receipt at Our Office of a Written Notice. Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
   2. Receipt of evidence of insurability satisfactory to Us; and
   3. Payment of a minimum premium sufficient to provide a Net Premium to cover
      (a) one monthly deduction at the time of Termination, plus (b) the next two monthly deductions which will become due after the time of reinstatement; and
   4. Payment of an additional amount sufficient to cover any surrender charge as of the date of reinstatement.

The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

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                          SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT. The variable benefits under this Policy are provided through the Separate Account as shown on the Policy Schedule Page. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS. The Owner may transfer all or a portion of this Policy's value in each Subaccount to other Subaccounts or the Fixed Account. We reserve the right to charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We reserve the right to transfer assets of the Separate Account, which We determine to be associated with the class of contracts to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

We reserve the right, when permitted by law, to:

   1. Deregister the Separate Account under the Investment Company Act of 1940;
   2. Manage the Separate Account under the direction of a committee at any time;
   3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;
   4. Combine the Separate Account or any Subaccount(s) with one or more other Separate Accounts or Subaccounts;

   5. Operate the Separate Account as a management investment company;
   6. Establish additional Subaccounts to invest in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
   7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF INVESTMENT OBJECTIVE. We reserve the right to change the investment objective of a Subaccount. If required by law or regulation, an investment objective of the Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.

UNIT VALUE. Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

   1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
   2. The accrued charge for mortality and expense experience. The daily amount of this charge is no greater than the net assets of the Subaccount multiplied by the Mortality and Expense Risk Charge shown on the Policy Schedule Page; minus
   3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
   4. The number of outstanding units in the Subaccount.

The use of the unit value in determining contract values is described in the Policy Value Provisions.

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                            POLICY VALUE PROVISIONS

NET PREMIUM. The Net Premium equals the premium paid multiplied by the Net Premium Factor shown on the Policy Schedule Page minus the Collection Fee shown on the Policy Schedule Page.

ALLOCATION OF NET PREMIUMS. Net premiums will be allocated to the Subaccounts of the Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at Our Office; except any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All net premiums allocated prior to the Record Date will be allocated to the Money Market Subaccount. On the first Valuation Date on or following the Record Date, the values in the Money Market Subaccount will be transferred in accordance with the Owner's allocation as shown in the application.

We reserve the right to limit any allocation to any Account to no less than 10%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY DEDUCTIONS. On each Monthiversary, a monthly deduction for this Policy will be made equal to the sum of the following:

   1. The Monthly Policy Charge;
   2. The Monthly Cost of Insurance for this Policy;
   3. The charge for benefits provided by riders attached to this Policy;
   4. The pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

Deductions will be withdrawn from each Subaccount and the Fixed Account in accordance with the Owner's current allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY POLICY CHARGE. Both the Initial and Guaranteed Policy Charge are shown on the Policy Schedule Page. It is Our intention to charge the Initial Monthly Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST OF INSURANCE. The Monthly Cost of Insurance on each Monthiversary is determined as follows:

   1. Divide the death benefit on the Monthiversary by 1.0032737; and
   2. Reduce the result by the cash value on the Monthiversary; and
   3. Multiply (2) by the appropriate monthly cost of insurance rates.

MONTHLY COST OF INSURANCE RATES. The monthly cost of insurance rates are based on the sex, Attained Age, plan of insurance and rating class of the person(s) insured. Monthly cost of insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance and rating class and whose policies have been in effect for the same length of time. Any change in the rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

SUBACCOUNT VALUE. At the end of any Valuation Period, the Subaccount value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

The number of units that the Policy has in each Subaccount is equal to:

   1. The initial units purchased on the Policy Date; plus
   2. Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus
   3. Units purchased through transfers from another Subaccount or the Fixed Account; minus
   4. Those units that are redeemed to pay for monthly deductions as they are due; minus
   5. Any units that are redeemed to pay for cash withdrawals; minus
   6. Any units that are redeemed as part of a transfer to another Account;
      minus
   7. Any units that are redeemed to pay the pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

FIXED ACCOUNT VALUE. At the end of any Valuation Period, the Fixed Account value is equal to:

   1. The sum of all Net Premiums allocated to the Fixed Account; plus
   2. Any amounts transferred from a Subaccount to the Fixed Account; plus
   3. Total interest credited to the Fixed Account; minus
   4. Any amounts charged to pay for monthly deductions as they are due; minus
   5. Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus
   6. Any amounts transferred from the Fixed Account to a Subaccount; minus
   7. Any amounts withdrawn from the Fixed Account to pay the pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 4% per year. We may declare from time to time various higher current interest rates. We may also apply different current interest rates to that part of the cash value that equals the loan reserve.

On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

   1. Written Notice be received by Us within 30 days after an Anniversary.
   2. The transfer will take place on the date We receive such Written Notice.
   3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE. At the end of any Valuation Period, the cash value of the Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

SURRENDER. While this Policy is In Force, the Owner may surrender this Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.

NET SURRENDER VALUE. The Net Surrender Value is the amount payable upon surrender of this Policy. The Net Surrender Value as of any date is equal to:

   1. the cash value as of such date; minus
   2. any Surrender Charge as of such date; minus
   3. any outstanding policy loan; plus
   4. any unearned loan interest

SURRENDER CHARGE. During the first 15 policy years, a Surrender Charge will be incurred upon surrender of this Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy Schedule Page.

PRO RATA DECREASE CHARGE. If during the first 15 policy years the Specified Amount is decreased, a pro rata portion of the Surrender Charge will be deducted from the cash value. The pro rata decrease charge is equal to:

   1. the amount of the Specified Amount decrease; multiplied b
   2. the then current Surrender Charge as of the date of the decrease applicable to the Specified Amount shown on the Table of Surrender Charges.

A pro rata decrease charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals Provision below. If a pro rata decrease charge is deducted due to a decrease in Specified Amount, any future surrender charges incurred during the Surrender Charge period will be reduced proportionately.

WITHDRAWALS. Cash withdrawals may be made any time after the first policy year and while this Policy is In Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. No withdrawal will be allowed if the resulting Specified Amount would be less than the minimum Specified Amount shown on the Policy Schedule Page.

The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE. Subject to the Grace Period section of the Premium Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT VALUE. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS. Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS. After the first policy year and during the continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any surrender charge and any outstanding policy loan. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan plus interest in advance until the next Anniversary will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

Interest on any loan will be at the policy loan rate of 5.2%, payable annually in advance. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

At each Anniversary, We will compare the amount of the outstanding loan (including interest in advance until the next Anniversary, if not paid) to the amount in the loan reserve. We will also make this comparison anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

                               SETTLEMENT OPTIONS

EFFECTIVE DATE AND FIRST PAYMENT DUE. The effective date of a settlement provision will be either the date of surrender or the date of death. The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF MONTHLY ANNUITY. The payee will receive the greater of:

   1. The income rate guaranteed in this Policy; or
   2. The income rates in effect for Us at the time income payments are made.

AVAILABILITY. If the payee is not a natural person, an optional method of settlement is only available with Our permission. No optional method of settlement is available if:

   1. The payee is an assignee; or
   2. The periodic payment is less than $100.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE AND SEX. Prior to making the first payment under this Policy, We reserve the right to require satisfactory evidence of the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.

PROOF OF SURVIVAL. Prior to making any payment under this Policy, We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST. All settlement options are based on the 1983 Individual Annuity Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.



                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.


Option A - Fixed Period. The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:


                        FIXED PERIOD
                        (IN MONTHS)            FACTOR
                        ------------           ------
                            60                  17.91
                           120                   9.61
                           180                   6.87
                           240                   5.51

Option B - Life Income. The proceeds will be paid in equal installments determined from the following table.
Such installments are payable:

   1. during the payee's lifetime only (Life Annuity); or
   2. during a 10-year fixed period certain and for the payee's remaining lifetime (Certain Period); or
   3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).


PAYEE'S       LIFE ANNUITY            CERTAIN PERIOD        INSTALLMENT REFUND
AGE       MALE  FEMALE  UNISEX     MALE  FEMALE  UNISEX    MALE   FEMALE  UNISEX
-------   --------------------     --------------------    ---------------------
55        4.20    3.81    4.01     4.15    3.79    3.98    4.00     3.71    3.85
60        4.67    4.17    4.43     4.59    4.14    4.37    4.37     4.02    4.19
65        5.33    4.68    5.01     5.17    4.61    4.90    4.84     4.42    4.62
70        6.26    5.39    5.82     5.89    5.24    5.58    5.45     4.94    5.18
75        7.53    6.42    6.97     6.75    6.06    6.42    6.24     5.64    5.91
80        9.33    7.95    8.63     7.66    7.04    7.37    7.25     6.57    6.88
85       11.84   10.21   11.02     8.48    8.04    8.27    8.55     7.78    8.14
90       15.31   13.49   14.40     9.08    8.81    8.96   10.21     9.30    9.74


Option C - Joint and Survivor Life Income. The proceeds will be paid in equal installments during the joint lifetime of two payees:

   1. continuing upon the death of the   2.  reduced by one-third upon the death
      first payee for the remaining          of the first payee and continuing
      lifetime of the survivor; or           for the remaining lifetime of the
                                             survivor.

        Joint Life Income with Full               Joint Life Income with 2/3
             Amount to Survivor                           to Survivor

     55    60     65     70     75             55     60     65      70     75
--------------------------------------------------------------------------------

55  3.97  4.13   4.26   4.38   4.46       55  4.37   4.59   4.83    5.09   5.36
60  4.13  4.35   4.56   4.75   4.89       60  4.59   4.86   5.15    5.48   5.81
65  4.26  4.56   4.87   5.16   5.41       65  4.83   5.25   5.53    5.93   6.36
70  4.38  4.75   5.26   5.60   6.00       70  5.09   5.48   5.93    6.45   7.02
75  4.46  4.89   5.41   6.00   6.61       75  5.36   5.81   6.36    7.02   7.76

                       THIS PAGE INTENTIONALLY LEFT BLANK

                             WESTERN RESERVE LIFE
                            ASSURANCE CO. OF OHIO


--------------------------------------------------------------------------------


                  Flexible Premium Variable Life Insurance Policy
     Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                   Net Surrender Value Payable at Maturity Date
   Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results